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                                                                      EXHIBIT 22


                    HOUSE OF FABRICS, INC. AND SUBSIDIARIES

                        SUBSIDIARIES OF THE REGISTRANT


Registrant owns 100% of all of the outstanding voting securities of each of the following corporations.

SUBSIDIARY                                   STATE OF INCORPORATION

Fabricland, Inc.                             Oregon
House of Fabrics of South Carolina, Inc.     South Carolina
Metrolina Express, Inc.                      South Carolina
Sofro Fabrics, Inc.                          Nevada
Yardage Fair, Inc.                           California

 Registrant's consolidated financial statements include the accounts of the foregoing subsidiaries.